Exhibit 99.1

Prospect Capital Announces June 2026 Results

NEW YORK, August 20, 2026 (GLOBE NEWSWIRE) – Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter and fiscal year ended June 30, 2026.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2026	March 31, 2026	June 30, 2025

Net Investment Income (“NII”)	$77,692	$78,457	$79,043
NII per Common Share	$0.15	$0.16	$0.17
Interest as % of Total Investment Income	90.1%	93.4%	94.9%

Net Income (Loss) Applicable to Common Shareholders	$(38,091)	$26,408	$(226,369)
Net Income (Loss) per Common Share	$(0.08)	$0.05	$(0.50)

Distributions to Common Shareholders	$57,988	$65,421	$61,181
Distributions per Common Share	$0.115	$0.135	$0.135
Cumulative Paid and Declared Distributions to Common Shareholders(1)	$4,809,658	$4,770,919	$4,569,727
Cumulative Paid and Declared Distributions per Common Share(1)	$22.14	$22.07	$21.66

Total Assets	$6,448,627	$6,383,972	$6,804,938
Total Liabilities	$1,945,331	$1,816,573	$2,186,266
Perpetual Preferred Stock	$1,574,450	$1,613,772	$1,629,900
Net Asset Value (“NAV”) to Common Shareholders	$2,928,846	$2,953,627	$2,988,772
NAV per Common Share	$5.71	$6.05	$6.56

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,602,744	$1,752,375	$1,315,967

Net of Cash Debt to Total Assets	28.6%	27.0%	30.4%
Net of Cash Debt to Total Equity Ratio(2)	40.7%	37.6%	44.4%
Net of Cash Asset Coverage of Debt Ratio(2)	345%	366%	325%
Interest Coverage(3)	366%	356%	351%

Unsecured Debt + Perpetual Preferred Equity as % of Total Debt + Perpetual Preferred Equity	83.7%	88.0%	77.1%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Declared dividends are through the October 2026 distribution. August 2026 through October 2026 distributions are estimated based on shares outstanding as of 8/19/2026.
(2)Including our perpetual preferred stock as equity.
(3)Calculated as (Net Investment Income + Interest Expense + Incentive Fees) / Interest Expense.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount ($ per share)
September 2026	9/28/2026	10/21/2026	$0.0350
October 2026	10/28/2026	11/18/2026	$0.0350

Taking into account past distributions and our current share count for declared distributions, since inception through our October 2026 declared distribution, Prospect will have distributed $22.14 per share to original common shareholders, aggregating over $4.8 billion in cumulative distributions to all common shareholders.

Since Prospect’s initial public offering in July 2004 through June 30, 2026, Prospect has invested approximately $23 billion in more than 450 investments, exiting over 350 of these investments.

Since Prospect's initial public offering in July 2004 through June 30, 2026, Prospect's exited investments resulted in an investment level exited gross internal rate of return ("IRR") of approximately 12% (based on total capital invested of approximately $13.4 billion and total proceeds from such exited investments of approximately $17.2 billion).

In Prospect’s primary business of middle market lending since 2004, Prospect’s exited investments resulted in an investment level exited gross IRR of approximately 14.4% (based on total capital invested of approximately $11.5 billion and total proceeds from such exited investments of approximately $14.7 billion), with an annualized realized loss rate of 0.2%.

Middle-Market Lending Track Record	Overall	Exited
Investments	365	293
Total Capital Invested	$17.5 billion	$11.5 billion
Total Proceeds	$19.2 billion	$14.7 billion
Amount Remaining(1)	$5.3 billion	$0 billion
Total	$24.5 billion	$14.7 billion

Exited Gross IRR		14.4%

Credit Statistics	Reference(2)	PSEC Average
Middle-Market Net Leverage	6.1x	4.9x
Middle-Market Cash Interest Coverage	160%	223%
Annualized Net Realized Loss Rate	1.0%	0.2%(3)

(1)Amount remaining represents the fair value of investments and any additional net interest receivable.
(2)Reference Middle-Market Net Leverage and Middle-Market Cash Interest Coverage from KBRA Private Credit: Q2 2026 Middle Market Compendium. Such quarterly report includes median statistics for 2,785 unique global middle-market sponsored borrowers assessed over the last twelve months ended June 30, 2026. Reference Loss Rate is calculated by taking the default rate * (1 – the recovery rate). The default rate is calculated by taking the PitchBook average monthly reported LTM default rate for leveraged loans from September 2004 through June 2026. The recovery rate reflects Moody’s average assumption from its loss given default framework used for speculative-grade issuers.
(3)PSEC annualized net realized loss rate defined as realized gains/(losses) on investments as a percentage of total invested capital since inception, divided by the number of years since inception for the respective investments.

Drivers focused on optimizing our business include:

(1) rotation of assets into and increased focus on our core business of first lien senior secured middle market loans (with our first lien mix increasing 840 basis points to 72.5% (based on cost) from June 2024), including investments in companies with smaller funded private equity sponsors, independent sponsors, and no third party financial sponsors;

(2) reduction in our second lien senior secured middle market loans (with our second lien mix decreasing 454 basis points to 11.9% (based on cost) from June 2024);

(3) exit of our subordinated structured notes portfolio (with our subordinated structured notes mix decreasing 837 basis points to 0.0% (based on cost) from June 2024);

(4) exit of targeted lower yielding equity linked assets, including real estate properties (with six additional properties sold in the fiscal year ended June 2026) and certain corporate investments (such as the exit of Echelon Transportation, LLC in February 2026 and Valley Electric Company, Inc. in July 2026), with other potential exits targeted and in process;

(5) enhancement of portfolio company operating performance and profitability, including through adoption of AI and automation initiatives focused on enhancing revenues and producing cost efficiencies; and

(6) utilization of our cost effective floating rate revolver (which significantly matches our majority floating rate assets) while continuing to operate with one of the lowest debt leverage levels in the industry (28.6% net of cash debt to total assets as of June 30, 2026, which did not reflect the immediately deleveraging impact of the Valley Electric Company, Inc. (“Valley Electric”) sale that closed on July 1, 2026).

On July 1, 2026, Prospect closed the successful sale of its portfolio company Valley Electric, with total consideration of approximately $328 million (subject to post-closing adjustments and payments). Over the life of the Valley Electric investment since 2012 and including expected net exit proceeds of approximately $281 million (including potential post-closing adjustments and payments), together with prior interest on debt, equity distributions, and other cash flow streams, Prospect achieved a 20.5% realized gross annualized internal rate of return (“IRR”) and 4.8 times multiple of invested capital.

On June 30, 2026, $562.3 million was drawn under our current $2.1 billion revolver. Such drawn amount would have been $322.7 million on a pro forma basis assuming that the cash received on July 1, 2026, from the sale of Valley Electric had been received previously and repaid borrowings under our revolver.

In our middle market lending strategy, which represented 85% of our investments at cost as of June 30, 2026, we continued our focus on first lien senior secured loans during the quarter. Middle market investments comprised 91% of our $166.3 million of originations during the June 2026 quarter. Investments during the quarter included new first lien senior and secured loan investments in Safety Solutions Financing, LLC (a provider of fire security products and services), Abacus Dermatology Management, LLC (a management services organization), and Eyefive, LLC (d/b/a Shipoffers, a provider of on-demand product and order fulfillment services), as well as follow-on investments in existing portfolio companies to support acquisitions, working capital needs, organic growth initiatives, and other objectives.

As of June 30, 2026, our portfolio included 2.3% (based on fair market value) of investments in software companies, significantly lower than the 22% average across business development companies included in a June 9, 2026 Oppenheimer equity research report.

Our real estate property portfolio at National Property REIT Corp. (“NPRC”) totaled 14.2% of our investments at cost as of June 30, 2026 and continued its focus on already developed and occupied cash flow multifamily investments. Since the inception of this strategy in 2012 and through June 30, 2026, we have exited 58 property investments that have earned an unlevered investment-level gross cash IRR of 24% and cash on cash multiple of 2.4 times. We exited six property investments in the current fiscal year through June 30, 2026 that earned an unlevered investment-level gross cash IRR of 18% and cash on cash multiple of 2.3 times. The remaining real estate property portfolio as of June 30, 2026 included 52 properties and paid us an income yield of 5.3% for the quarter ended June 30, 2026. These properties provide from time to time opportunities for Prospect to exit certain such investments and recycle into more and higher yielding corporate first lien senior secured loans with selected equity linked investments outside of NPRC. Our aggregate investment in NPRC included a $185 million unrealized gain as of June 30, 2026.

Our senior management team and employees own 26.7% of all common shares outstanding or approximately $0.8 billion of our common equity as measured at NAV.

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of	As of
	June 30, 2026	March 31, 2026	June 30, 2025

Total Investments (1)	$6,315,369	$6,192,901	$6,693,501
Total Investments (2)	$6,342,558	$6,302,465	$6,673,516
Number of Portfolio Companies	91	89	97
Number of Industries	31	31	33

First Lien Debt	72.5%	72.0%	70.5%
Second Lien Debt	11.9%	12.4%	14.4%
Total Senior and Secured Debt	84.4%	84.4%	84.9%
Unsecured Debt	0.1%	0.1%	0.1%
Subordinated Structured Notes	—%	—%	0.6%
Equity Investments	15.5%	15.5%	14.4%
Total Investments (1)	100.0%	100.0%	100.0%

First Lien Debt	67.6%	66.9%	66.9%
Second Lien Debt	9.1%	9.4%	11.5%
Total Senior and Secured Debt	76.7%	76.3%	78.4%
Unsecured Debt	0.1%	0.1%	0.1%
Subordinated Structured Notes	—%	0.1%	0.5%
Equity Investments	23.2%	23.5%	21.0%
Total Investments (2)	100.0%	100.0%	100.0%

Non-Accrual Loans as % of Total Assets (2)	0.7%	0.7%	0.3%

(1)Calculated at cost.
(2)Calculated at fair value.

During the March 2026 and June 2026 quarters, investment originations (including follow on investments in existing portfolio companies) and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended
	June 30, 2026	March 31, 2026

Total Originations	$166,321	$115,276

Middle-Market	90.5%	94.2%
Real Estate	9.5%	5.4%
Other	—%	0.4%

Total Repayments and Sales	$45,827	$222,242

Originations, Net of Repayments and Sales	$120,494	$(106,966)

For additional disclosure see “Primary Origination Strategies” at the end of this release.

ARTIFICIAL INTELLIGENCE AND AUTOMATION INITIATIVES

Prospect, together with affiliates, and including portfolio company executives and external advisors, has a broad and deep cross-functional team that includes software and information technology engineers, portfolio company operations professionals, and other individuals focused on bringing best practice artificial intelligence (“AI”) and automation initiatives to both Prospect’s operations and that of its portfolio companies, especially those companies where Prospect holds not just senior secured debt but also equity, whereby Prospect can capture economic upside from profit enhancements (including both revenue increase projects as well as cost efficiency projects) in such businesses. Examples of portfolio company use cases include:

•First Tower using AI and machine learning to improve credit scoring and decisioning (further reducing loss rates and expanding approvals to additional creditworthy borrowers) and to target pre-qualified prospects (with cross-sell and re-borrow opportunities), in addition to various ongoing AI projects designed to deploy customer service agents, automate collections communications, and detect fraud;

•Town & Country continuing to prioritize AI to optimize operations and support growth initiatives, including investing in a dedicated AI team and equipping all employees with AI tools. For example, the team has deployed an AI agent that generates design concepts based on retailer, brand, packaging, and product guidelines;

•InterDent executing on AI initiatives for diagnostic imaging patient treatment plans, clinician automatic credentialling, revenue cycle management collection improvement, recruiting (reducing time to fill), call center efficiency/effectiveness boosting, and other projects;

•Pacific World using AI for consumer insight testing for new product development, optimizing accounts receivable collections review and dispute processes, and building an enterprise data warehouse unifying finance, marketing, and sales data that makes siloed data accessible to the entire organization;

•Ubique utilizing AI to benchmark competitor products across competitor websites against its own product portfolio, informing each of product development and sales strategy;

•Mity hiring a new head of technology who is deploying AI to certain business processes, with an initial focus on sales-related activities, including lead generation, customer outreach, account executive handoffs, and data integration;

•Refuel deploying an AI-driven lead generation engine to identify, qualify, and convert sales opportunities;

•National Property REIT Corp rolling out AI across its multifamily platform, including dynamic pricing and revenue management to maximize revenue per available unit; AI-driven applicant screening that evaluates credit, rental history, and employment for consistent and unbiased risk scoring; LLM-based leasing communication and call analytics to improve prospect-to-lease conversion, automated renewals pricing, and outreach to reduce tenant turnover; and AI-assisted preventative maintenance that flags equipment degradation and property risks; and

•Prospect applying AI tools to specific processes within its own operations. First-pass review of investor due diligence questionnaires, which frequently run to several hundred questions, are drafted from the firm's own prior submissions rather than assembled manually. Portions of quarter-end reporting and reconciliation for Prospect's finance vehicles have been automated. These are process-level efficiencies in back-office and administrative work, while investment decisions continue to be made by Prospect's investment professionals and investment committee.

“Prospect is actively assessing and implementing the best use cases for artificial intelligence and automation within our critical business processes, including both within our investment processes as well as at the portfolio company operational level,” said John Barry, Prospect Chairman and Chief Executive Officer. “We view AI as the most transformational game changer to come along in a generation, and we expect profit enhancing results within our businesses. Prospect has a long history of innovation and first to market accomplishments in the business development company industry, and our embracing of AI and automation is consistent with that innovative culture.”

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile over our more than 22 year history has included our current $2.1 billion revolver (aggregate commitments with 48 current lenders), program notes, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. As of today, we have retired multiple upcoming maturities, including repurchasing $36 million of our next institutional bond maturity, leaving $264.5 million due in November 2026.
On October 30, 2025, we successfully completed the institutional issuance of approximately $167.6 million in aggregate principal amount of senior unsecured 5.5% Series A Notes due 2030 (the "Notes"), which mature on December 31, 2030.

Our unfunded eligible commitments to portfolio companies aggregate approximately $64.6 million, of which $52.4 million is considered at our sole discretion, representing 1.0% and 0.8% of our total assets as of June 30, 2026, respectively.

	As of	As of
All amounts in $000’s	June 30, 2026	March 31, 2026
Net of Cash Debt to Total Assets Ratio	28.6%	27.0%
Net of Cash Debt to Total Equity Ratio(1)	40.7%	37.6%
% of Interest-Bearing Assets at Floating Rates	76.0%	74.3%
Unsecured Debt + Perpetual Preferred Equity as % of Total Debt + Perpetual Preferred Equity	83.7%	88.0%

Balance Sheet Cash + Undrawn Revolving Credit Facility Commitments	$1,602,744	$1,752,375

Unencumbered Assets	$4,242,977	$4,177,553
% of Total Assets	65.8%	65.4%

(1)Including our perpetual preferred stock as equity.

We currently have three separate unsecured debt issuances aggregating approximately $701.4 million outstanding, not including our program notes, with laddered maturities extending through December 2030. At June 30, 2026, $614.9 million of program notes were outstanding with laddered maturities through March 2052.
At June 30, 2026 our weighted average cost of unsecured debt financing was 4.78%.

We have raised significant capital from our existing perpetual preferred stock offering programs. The perpetual preferred stock provides Prospect with a diversified source of programmatic capital without creating scheduled amortization or maturity risk as we benefit from multiple perpetual preferred tranches.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN

Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, Equiniti Trust Company, LLC by calling (888) 888-0313 or by mailing Equiniti Trust Company LLC, PO Box 10027, Newark, New Jersey 07101.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on August 21, 2026 at 9:00 a.m. Eastern Time. Dial 888-338-7333. For a replay after August 21, 2026 visit www.prospectstreet.com or call 855-669-9658 with passcode 3651062.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2026	June 30, 2025

Assets
Investments at fair value:
Control investments (amortized cost of $3,367,618 and $3,416,244, respectively)	$3,644,274	$3,696,367
Affiliate investments (amortized cost of $12,835 and $11,735, respectively)	30,447	27,057
Non-control/non-affiliate investments (amortized cost of $2,934,916 and $3,265,522, respectively)	2,667,837	2,950,092
Total investments at fair value (amortized cost of $6,315,369 and $6,693,501, respectively)	6,342,558	6,673,516
Cash and cash equivalents (restricted cash of $2,812 and $4,282, respectively)	43,572	50,788
Receivables for:
Interest, net	17,350	25,144
Other	9,228	1,642
Derivative Assets, at fair value	18,900	—
Deferred financing costs on Revolving Credit Facility	14,128	18,842
Prepaid expenses	1,419	1,488
Due from Prospect Administration	1,351	—
Due from Affiliate	61	125
Due from broker	60	33,393
Total Assets	6,448,627	6,804,938
Liabilities
Public Notes (less unamortized discount and debt issuance costs of $10,547 and $6,556, respectively)	690,841	593,444
Prospect Capital InterNotes® (less unamortized debt issuance costs of $7,399 and $8,687, respectively)	607,480	638,545
Revolving Credit Facility	562,328	856,322
Due to Prospect Capital Management	38,946	41,757
Dividends payable	18,252	28,836
Interest payable	13,968	15,116
Due to broker	9,156	5,639
Accrued expenses	3,675	3,490
Due to Prospect Administration	—	2,602
Other liabilities	685	515
Total Liabilities	1,945,331	2,186,266
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (766,678,529 and 836,490,792 shares of preferred stock authorized; 68,468,200 and 70,915,937 issued and outstanding, respectively)	1,574,450	1,629,900
Net Assets Applicable to Common Shares	$2,928,846	$2,988,772
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (1,233,321,471 and 1,163,509,208 common shares authorized; 512,746,556 and 455,902,826 issued and outstanding, respectively)	513	456
Paid-in capital in excess of par	4,310,026	4,182,453
Accumulated other comprehensive income (loss)	5,801	—
Distributions in excess of earnings	(1,387,494)	(1,194,137)
Net Assets Applicable to Common Shares	$2,928,846	$2,988,772
Net Asset Value Per Common Share	$5.71	$6.56

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Investment Income
Interest income (excluding payment-in-kind (“PIK”) interest income):
Control investments	$56,932	$55,725	$230,683	$226,077
Non-control/non-affiliate investments	65,229	82,819	285,157	340,762
Structured credit securities	—	2,512	—	14,017
Total interest income (excluding PIK interest income)	122,161	141,056	515,840	580,856
PIK interest income:
Control investments	13,084	12,721	50,226	55,230
Non-control/non-affiliate investments	5,118	4,663	15,866	35,023
Total PIK Interest Income	18,202	17,384	66,092	90,253
Total interest income	140,363	158,440	581,932	671,109
Dividend income:
Control investments	8,239	—	32,503	8,774
Affiliate investments	627	540	1,612	681
Non-control/non-affiliate investments	2,450	1,714	12,852	9,923
Total dividend income	11,316	2,254	46,967	19,378
Other income:
Control investments	591	3,158	1,659	18,957
Non-control/non-affiliate investments	3,491	3,094	8,896	9,992
Total other income	4,082	6,252	10,555	28,949
Total Investment Income	155,761	166,946	639,454	719,436
Operating Expenses
Base management fee	32,081	34,503	130,934	145,756
Income incentive fee	6,939	7,253	26,508	40,772
Interest and credit facility expenses	31,872	34,385	129,885	148,275
Allocation of overhead from Prospect Administration	5,525	5,523	22,095	22,257
Audit, compliance and tax related fees	543	1,754	1,701	4,137
Directors’ fees	150	150	600	600
Other general and administrative expenses	4,715	4,335	18,469	18,799
Total Operating Expenses	81,825	87,903	330,192	380,596
Reimbursement of Administration Expenses	(3,756)	—	(17,125)	—
Total Net Operating Expenses	78,069	87,903	313,067	380,596
Net Investment Income	77,692	79,043	326,387	338,840
Net Realized and Net Change in Unrealized Gains (Losses) from Investments
Net realized gains (losses)
Control investments	(1,615)	4	(116,426)	6,378
Non-control/non-affiliate investments	203	(308,483)	(107,293)	(525,060)
Net realized gains (losses)	(1,412)	(308,479)	(223,719)	(518,682)
Net change in unrealized gains (losses)
Control investments	(91,822)	(83,010)	(3,466)	(300,131)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited) (Continued)

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Affiliate investments	(5,990)	4,364	2,291	8,847
Non-control/non-affiliate investments	15,438	112,308	48,349	230
Net change in unrealized gains (losses)	(82,374)	33,662	47,174	(291,054)
Net Realized and Net Change in Unrealized Gains (Losses) from Investments	(83,786)	(274,817)	(176,545)	(809,736)
Net realized gains (losses) on extinguishment of debt	1,486	(156)	4,219	972
Net realized gains (losses) from derivative instruments and foreign currency transactions	(344)	—	(1,042)	—
Net change in unrealized gains (losses) from derivative instruments and foreign currency transactions	435	—	643	—
Net Increase (Decrease) in Net Assets Resulting from Operations	(4,517)	(195,930)	153,662	(469,924)
Preferred Stock dividends	(26,436)	(26,739)	(106,645)	(106,822)
Net gain (loss) on redemptions of Preferred Stock	(5,263)	(1,749)	(9,592)	(1,937)
Gain (loss) on Accretion to Redemption Value of Preferred Stock	(1,875)	(1,951)	(7,597)	(15,079)
Net Increase (Decrease) in Net Assets Resulting from Operations applicable to Common Stockholders	$(38,091)	$(226,369)	$29,828	$(593,762)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended June 30,				Year Ended June 30,
	2026		2025		2026		2025
Per Share Data(9)
Net asset value per common share at beginning of period	$6.05		$7.25		$6.56		$8.74
Net investment income	0.15		0.17		0.68		0.77
Net realized and change in unrealized gains (losses)(1)	(0.18)		(0.62)		(0.40)		(1.87)
Net increase (decrease) from operations	(0.02)	(6)	(0.44)	(6)	0.28		(1.11)	(6)
Distributions of net investment income to preferred stockholders	(0.05)	(3)	(0.06)		(0.22)	(3)	(0.24)
Total distributions to preferred stockholders	(0.05)		(0.06)		(0.22)		(0.24)
Net increase (decrease) from operations applicable to common stockholders	(0.08)		(0.50)		0.06		(1.35)
Distributions of net investment income to common stockholders	(0.12)	(3)	(0.14)		(0.50)	(3)	(0.44)	(5)
Return of capital to common stockholders	—	(3)	—		(0.02)	(3)	(0.16)	(5)
Total distributions to common stockholders	(0.12)		(0.14)		(0.52)		(0.60)
Effect of other comprehensive income(7)	0.02		—		0.01		—
Common stock transactions(2)	(0.17)		(0.06)		(0.41)		(0.25)
Net asset value per common share at end of period	$5.71	(6)	$6.56	(6)	$5.71	(6)	$6.56	(6)

(1)Realized gains (losses) is inclusive of net realized losses (gains) on investments, net realized losses (gains) from extinguishment of debt, net realized gains (losses) on derivative instruments and foreign currency transactions, and net realized gains (losses) from the repurchases and redemptions of preferred stock.

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments, common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% Preferred Stock and 6.50% Preferred Stock.

(3)Tax character of distributions is not yet finalized for the respective fiscal period and will not be finalized until we file our tax return for our tax year ending August 31, 2026.

(4)For all periods presented above, all shares of our issued and outstanding Convertible Preferred Stock had an anti-dilutive effect.

(5)The amounts reflected for the respective fiscal periods were updated based on tax information received subsequent to our Form 10-K filing for June 30, 2025. Certain reclassifications have been made in the presentation of prior period amounts.

(6)Does not foot due to rounding.

(7)Effect of other comprehensive income is related to income/(loss) deemed attributable to instrument specific credit risk derived from changes in fair value associated with liabilities valued under the fair value option (ASC 825.)

(8)Effect is less than $0.01 per share.
(9)Per share data amount is based on the basic weighted average number of common shares outstanding for the year/period presented (except for dividends to stockholders which is based on actual rate per share).

INTERNAL RATE OF RETURN

Internal Rate of Return (“IRR”) is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. IRR is gross of general expenses not related to specific investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of a debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. Prospect’s gross IRR calculations are unaudited. Information regarding internal rates of return are historical results relating to Prospect’s past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

All track record data herein is as of 6/30/2026, unless otherwise noted. Middle-market lending track record segmentation by EBITDA represents EBITDA at the date of initial investment.

ANNUALIZED NET REALIZED LOSS RATE

Annualized net realized loss rate defined as realized gains/(losses) on investments as a percentage of total invested capital since inception, divided by the number of years since inception for the respective investments. Numbers may not add up to precise totals due to rounding.

PRIMARY ORIGINATION STRATEGIES

Our primary investment strategy is investing in private, middle-market companies in the U.S. in need of capital for refinancings, acquisitions, capital expenditures, growth initiatives, recapitalizations and other purposes. Typically, we focus on making investments in middle-market companies with annual revenues of less than $750 million and enterprise values of less than $1 billion. These private, middle-market companies are primarily owned by private equity funded and independent sponsors or us, as well as by a portfolio company’s management team, founder(s), or other investors. Our typical investment involves a senior and secured loan of less than $250 million.
Our investments in senior and secured loans are generally senior debt instruments that rank ahead of unsecured debt and equity of a given portfolio company. These loans also have the benefit of security interests on assets of the applicable portfolio company, which often rank ahead of any other security interests. We also make equity and equity-linked investments with capital-appreciation potential (such as senior and secured convertible debt, preferred equity, common equity and warrants).
We also invest a lesser amount of our assets in senior and secured debt and controlling equity positions in real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties and other tenant-diversified properties; historically, NPRC made investments in structured credit (primarily debt tranches). We historically invested in structured credit (primarily equity tranches).
We may also invest in other strategies and opportunities from time to time that the Investment Adviser views as attractive. The Investment Adviser may continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.
We directly originate the significant majority of our investments through our long-term relationships with private equity funded and independent sponsors, financial intermediaries, and management teams, as well as other sources. We seek to maximize returns, including both current yield and capital-appreciation potential, and minimize risk for our investors by applying rigorous credit and other analyses and cash-flow and asset-based lending techniques to originate, close, and monitor our investments.
We are consistently pursuing multiple investment opportunities. There can be no assurance that we will successfully consummate any investment opportunity we pursue. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

MIDDLE MARKET LENDING PORTFOLIO COMPANY EBITDA, NET LEVERAGE AND CASH INTEREST COVERAGE

Middle-Market Lending Portfolio Company Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Lending Portfolio Company Cash Interest Coverage (“Middle-Market Portfolio Cash Interest Coverage”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that such portfolio will make interest payments and repay principal. Investments in real estate, subordinated structured notes, and equity (for which principal repayment is not fixed) and for which EBITDA is not available, negative or de minimis are not included in the calculations.

Middle-Market Portfolio Net Leverage reflects the simple average net leverage of each of PSEC’s middle-market loan portfolio investments. The net leverage for each such investment is calculated based on PSEC’s loan investment in the capital structure of the portfolio company, with a maximum limit of 10.0x, and adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC.

Middle-Market Portfolio Cash Interest Coverage reflects the simple average cash interest coverage of each of PSEC’s middle-market loan portfolio investments. The cash interest coverage for each middle-market loan portfolio investment is calculated based on the portfolio company’s cash interest and adjusted EBITDA.

Middle-Market Portfolio Net Leverage and Middle-Market Portfolio Cash Interest Coverage generally indicates a portfolio company’s ability to make interest payments and repay principal. Adjusted EBITDA provides PSEC with insight into profitability and scale of the portfolio companies within PSEC's middle-market loan portfolio.

These calculations include addbacks and adjustments that are often negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments, and nonrecurring transaction expenses. Consumer finance companies are adjusted to treat third-party receivables financing as a cost of goods sold (rather than financing) because consumer finance companies typically rely on such financing to fund their lending activities.

Middle-Market Portfolio Net Leverage and Middle-Market Portfolio Cash Interest Coverage assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s underlying portfolio company debt investments, but to supplement such analysis.

About Prospect Capital Corporation

Prospect is a business development company that primarily lends to and invests in middle market privately-held companies. Prospect’s investment objective is to generate both current income and long-term capital appreciation.

Prospect has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702